EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 related to the registration of 2,000,000 common shares, of our report dated October 1, 2004, relating to the consolidated financial statements and financial statement schedule of Verilink Corporation as of July 2, 2004 and for each of the two years in the period ended July 2, 2004, which is included in Verilink Corporation’s Annual Report on Form 10-K for the year ended July 1, 2005.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama

November 30, 2005